VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form 10K-Amendment of Cannonau Corp. of our report dated June 20, 2022, which includes an explanatory paragraph as to the Cannonau Corp.’s ability to continue as a going concern, relating to our audit of the balance sheet as of December 31, 2021, and the statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2021.

/s/ Victor Mokuolu, CPA PLLC

Houston, Texas

June 22, 2022

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